Exhibit 10.2

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into as of the 1st day of March 2016 between [     ] (the “Executive”) and PetroShare Corp., a Colorado corporation (the “Company”). The Executive and Company may be referred to in this Agreement as a “Party” or collectively as the “Parties.”
BACKGROUND
The Executive is currently employed by the Company as [     ];
The Company and the Executive previously entered into an employment agreement defining the terms and conditions of Executive’s employment with the Company, dated as of [     ] (“Original Agreement”);
The Original Agreement provided Executive with certain rights, responsibilities, and benefits;
The Parties believe that it is in their mutual best interest to make certain changes to the terms and conditions of Executive’s employment with the Company;
The Company desires to continue to receive the services of Executive, and Executive desires to provide services to the Company, in accordance with the terms, conditions and provisions of this Agreement; and
This Agreement sets forth all of the terms of Executive’s employment by the Company and amends and restates those terms in their entirety.
AGREEMENT
1.	Employment; Devotion to Duties.
(a)            General. The Company will employ Executive as its [     ] reporting to [the Company’s Chief Executive Officer (“CEO”) and] its Board of Directors (the “Board”), and Executive accepts employment to serve in this capacity, all upon the terms and conditions in this Agreement. Executive will have those duties and responsibilities that are consistent with Executive’s position as [     ], as determined by [the CEO and] the Board. The Company reserves the right, in its sole discretion, to change or modify Executive’s position, title and duties during the term of this Agreement, subject to Executive’s rights under Section 7(e).
(b)            Devotion to Duties. During the Term (defined in Section 2(b)), Executive (i) will faithfully, with diligence and to the best of his ability, experience and talents, devote all of his business time and efforts to the performance of his duties on the Company’s behalf, and (ii) will not at any time or place or to any extent whatsoever, without the express written consent of the Board, engage in any outside employment, or in any activity competitive with or adverse to the Company’s business, or affairs, whether alone or as partner, manager, member, officer, director, employee, or shareholder of any entity or as a trustee, fiduciary, consultant or other representative.  This is not intended to prohibit Executive from engaging in activities such as personal investments, a family business or charitable work, so long as those activities do not conflict with the Company and, in the case of positions on other boards of directors or similar bodies, receive the prior written approval of [the CEO or] the Board. Participation to a reasonable extent in civic, social, community or charitable activities is encouraged. Notwithstanding anything herein to the contrary, any outside activities will be conducted in compliance with the Company’s corporate governance policies and other policies and procedures as in effect from time-to-time.

2.	Term.
(a)            Initial Term. Executive will continue employment with the Company under the terms of this Agreement starting on March 1, 2016 (the “Commencement Date”). Executive will be employed under this Agreement until December 31, 2018 (the “Initial Term”), unless the term is extended under Section 2(b), or Executive’s employment is terminated earlier pursuant to Section 7.
(b)            Renewal Term. Following the Initial Term, the term of this Agreement and the Executive’s employment shall renew automatically for successive one-year periods (each, a “Renewal Term”), unless at least 90 days before the end of the Initial Term or any Renewal Term, either party gives notice to the other party that this Employment Agreement will terminate at the end of the Initial Term or any Renewal Term (the Initial Term, together with any Renewal Terms, the “Term”). Notwithstanding the above, the Executive’s employment is subject to earlier termination under with Section 7. If the Company timely elects not to renew this Agreement at the end of the Initial Term or any Renewal Term, the Executive’s termination of employment will be characterized as a termination without Cause under Section 7(c).
3.            Location. The location of Executive’s principal place of employment will be at the Company’s principal executive offices in Centennial, Colorado;  provided, however, the Executive understands and agrees that he may be required to travel and perform services outside of this area as reasonably necessary to properly perform his duties under this Agreement. Travel away from Colorado may be necessary for, among other things, meetings and presentations with investors, potential investors, investment bankers and analysts.
4.            Base Salary. The Company will pay Executive an annual base salary (“Base Salary”) in the amount of $13,000.00 per month ($156,000 per year). The Base Salary will be paid in accordance with the Company’s payroll practices in effect from time-to-time. Executive’s Base Salary will be reviewed at least annually in accordance with the Company’s executive compensation review policies and practices and may be increased in accordance with such review, looking to the results of such review and the Company’s financial progress, among other things, as guides in making any adjustments. All payments to Executive under this Agreement will be subject to withholding as required by applicable law.
5.            Incentive Compensation.
(a)            Annual Bonus. Executive will be eligible to receive additional cash compensation in the form of bonuses based on criteria established by and in the sole discretion of [the CEO], the Board or one of its committees. Unless deferred pursuant to a plan that complies with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), this bonus, if any, will be paid to the Executive no later than two and one-half months following the end of the relevant fiscal year in which the services were performed.

(b)            Equity Incentive. Executive will also be eligible to receive equity grants under the Company’s Equity Incentive Plan(s) in accordance with his position with the Company, as determined by the Board or a committee of the Board in its sole and absolute discretion.
(c)            Clawback. The compensation and benefits provided pursuant to this Agreement are subject to any compensation recoupment policy or policies adopted by the Company and related practices that may be adopted by the Company and in effect from time-to-time, designed to recover any amounts paid to the Executive based on inaccurate or incomplete financial information (each, a “Clawback Policy”). By signing this Agreement, Executive agrees to fully cooperate with the Company in assuring compliance with such policies and the provisions of applicable law, including, but not limited to, promptly returning any compensation subject to recovery by the Company pursuant to a Clawback Policy and applicable law.
6.            Executive Benefits.
(a)            Fringe Benefits; Paid Time Off. The Company will provide Executive with those fringe and other executive benefits on the same terms and conditions as are generally available to senior management from time-to-time (e.g., health and other insurance programs, etc.); provided, however, that the Company reserves the right to amend or terminate any employee or executive benefit plan or program at any time. Executive shall be entitled each year to one or more vacations and other paid time off (“PTO”) in an amount not to exceed 30 days, or otherwise in accordance with the Company’s PTO policies as in effect from time-to-time. Vacations and other PTO shall be scheduled so as to not unreasonably interfere with the business of the Company.
(b)            Reimbursement of Expenses. Executive is entitled to be reimbursed by the Company for reasonable business expenses incurred in performing his duties under the Company’s expense reimbursement policies as in effect from time-to-time or as otherwise approved by [the CEO or] the Board.
7.            Termination of Employment During the Term of the Agreement. Upon, and as of, the date of the Executive’s termination of employment with the Company for any reason, the Executive will be deemed to have resigned from all positions he then holds as an officer or director of the Company. The Executive’s employment may be terminated during the Term of this Agreement pursuant to the following terms and conditions:
(a)            Disability.
(i)            Should the Executive be unable to engage in any significant activity required by the terms of this Agreement by reason of any medically-determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of three months or more, Executive shall be deemed “disabled” and the Company shall be entitled to terminate his employment. The Board shall have the right to determine disability for the purposes of this provision, relying where necessary on the advice of qualified medical providers, and any such determination shall be evidenced by the Board’s written opinion delivered to the Executive and shall be final and binding on the Executive. Such written opinion shall specify with particularity the reasons supporting such opinion and shall be signed by at least a majority of the Board. The Executive’s employment will terminate on the first day following the determination that the Executive is disabled.

(ii)            Upon a determination that the Executive is disabled, the Company shall pay to the Executive (1) all earned but unpaid Base Salary through the date of termination, prorated for any partial period of employment, (2) any benefits to which Executive is entitled under any benefit plan maintained by the Company to the date of termination; (3) any accrued but unused vacation or PTO, and (4) any unreimbursed business expenses in accordance with the applicable policies of the Company (collectively, the “Accrued Obligations”). Upon payment of the Accrued Obligations, the Company’s obligations to Executive under this Agreement shall cease.
(b)            Company Terminates Executive’s Employment for Cause.
(i)            Definition. For purposes of this Agreement,  Cause means (1) the Executive’s failure to substantially perform his reasonably assigned duties (other than on account of disability); (2) any conviction of Executive of a felony or crime of moral turpitude; (3) the Executive engages in the use of alcohol or narcotics to the extent that the performance of his duties is materially impaired; (4) the Executive materially breaches the terms of this Agreement; (5) the Executive engages in willful misconduct that is materially injurious to the Company, other than business decisions made in good faith; (6) the Executive commits an act which constitutes in fact and/or law a breach of fiduciary duty; or (7) any act or omission not described above that constitutes material and willful misfeasance, malfeasance, or gross negligence in the performance of his duties to the Company.
(ii)            Effective Date of Termination. Executive’s employment will terminate immediately upon written notice by the Company to Executive stating that Executive’s employment is being terminated for Cause.
(iii)            Compensation and Benefits. If the Company terminates the Executive’s employment for Cause, the Company will pay Executive the Accrued Obligations, following which the Company’s obligations to Executive shall cease.
(c)            Company Terminates Executive’s Employment Without Cause.
(i)            Effective Date of Termination. Executive’s employment will terminate on the 30th day after the Company gives written notice to Executive stating that Executive’s employment is being terminated without Cause. The Company may, at its discretion, place Executive on a paid administrative leave during all or any part of the notice period. During the administrative leave, the Company may bar Executive’s access to its offices or facilities or may provide Executive with access subject to such terms and conditions as the Company chooses to impose.

(ii)            Compensation and Benefits. If the Company terminates Executive’s employment without Cause (subject to all of the terms and conditions of this Agreement, including without limitation Section 7(h)), the Company will pay or provide Executive the sum of:
(1)            the Accrued Obligations;
(2)            12 months of Executive’s then-current Base Salary, payable monthly in accordance with the Company’s then-current payroll practice (unless otherwise delayed under Section 7(h) below), unless such termination is within six months before or at any time following a Change in Control, in which case the payments described in this Section 7(c)(ii) shall be paid in full within 60 days of the date of termination. For purposes of this Section 7, “Change in Control” shall mean (A) a tender offer made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company; (B) the sale of 50% or more of the outstanding voting securities of the Company in a single transaction or a series of transactions occurring during a period of not more than twelve months; (C) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding securities of the surviving or resulting corporation is owned in the aggregate by the shareholders of the Company that existed immediately prior the merger or consolidation; (D) the Company sells substantially all of its assets to another corporation that is not a wholly-owned subsidiary of the Company; or (E) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.  Notwithstanding the foregoing, a Change in Control shall not include a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; and
(3)            The continuation of all Company welfare benefits, including any medical, dental, vision, life and disability benefits pursuant to plans maintained by the Company under which the Executive and/or the Executive’s family were receiving benefits and/or coverage, for the 12-month period following the date of the Executive’s termination, with such benefits provided to the Executive at no less than the same coverage level as in effect as of the date of termination and the Executive shall pay any portion of such cost as was required to be borne by key executives of the Company generally on the date of termination; provided, however, that, the coverage for any plan subject to COBRA will discontinue if such coverage terminates under Section 4980B of the Code.
(iii)            Release Agreement. The Company will not make any payment to Executive or furnish any benefit under this Section 7(c) unless Executive signs (and does not revoke) a legal release (“Release Agreement”), in the form and substance reasonably requested by the Company.  The Release Agreement will require Executive to release the Company, directors, officers, employees, agents and other affiliates with the Company from any and all claims, including claims relating to Executive’s employment with the Company and the termination of Executive’s employment.  The Release Agreement must be executed and returned to the Company within either the 21 or 45 day period described in the Release Agreement (if applicable) and it must not be revoked by Executive within the seven-day revocation period described in the Release Agreement (if applicable).  Notwithstanding anything in this Agreement to the contrary, (1) the Company will provide the Release Agreement to the Executive in a timely manner to comply with the provisions under Code Section 409A, and (2) if the Company concludes, in the exercise of its discretion, that the payments due pursuant to this Agreement are subject to Section 409A of the Code, and if the consideration period, plus the revocation period described in the Release Agreement, spans two calendar years, the payments will be begin in the second calendar year.

(d)            Death.
(i)            Effective Date of Termination. Executive’s employment will terminate immediately upon the Executive’s death.
(ii)            Compensation and Benefits. Upon Executive’s death, the Company will pay to Executive’s surviving spouse, or if none, to Executive’s heirs or devisees the same compensation and benefits as if Executive was terminated by the Company without Cause as set forth in Section 7(c)(ii).
(e)            Executive Voluntarily Resigns With Good Reason.
(i)            Definition. For purposes of this Agreement,  Good Reason means (1) any material diminution or alteration of Executive’s position, authority or duties under this Agreement without Executive’s prior written consent; (2) removing Employee from his position as described in Section 1 without his prior written consent, except for a termination of employment for death, disability or termination by the Company with or without Cause; (3) a reduction of Executive’s Base Salary, or any other failure of the Company to comply with Sections 4, 5 or 6; or (4) any material breach of this Agreement by the Company. Notwithstanding the above provisions, a condition is not considered Good Reason unless (X) Executive gives the Company written notice of such condition within 30 days after the condition comes into existence;  (Y) the Company fails to cure the condition within 30 days after receiving Executive’s written notice; and (Z) Executive terminates his employment within 60 days after the expiration of the Company’s cure period if the termination is to be treated as for Good Reason based on the uncured Good Reason event.
(ii)            Effective Date of Termination. Executive’s employment will terminate on the earlier to occur as determined in the sole discretion of the Company (X) the date that Executive terminates his employment or (Y) the 60th day after the expiration of the Company’s cure period as specified in Section 7(e)(i).
(iii)            Compensation and Benefits. If the Executive voluntarily resigns his employment for Good Reason, (subject to all of the terms and conditions of this Agreement, including without limitation Section 7(h)), Company will pay or provide Executive the same compensation and benefits as if the Executive was terminated by the Company without Cause as set forth in Section 7(c)(ii).
(iv)            Release Agreement. The Company will not make any payment to Executive or furnish any benefit under this Section 7(e) unless Executive signs (and does not revoke) a Release Agreement pursuant to the same terms and conditions as set forth in Section 7(c)(iii).

(f)            Executive Voluntarily Resigns Without Good Reason.
(i)            Effective Date of Termination. Executive’s employment will terminate on the 30th day after Executive gives written notice to the Company stating that Executive is resigning his employment with the Company for any reason other than Good Reason, unless the Company waives in writing all or part of this notice period (in which case the termination of employment is effective as of the date of the waiver).
(ii)            Compensation and Benefits. If the Executive voluntarily resigns without Good Reason, the Company will pay Executive the Accrued Obligations.
(g)            Leave of Absence. At the Company’s sole discretion, Executive may be placed on a paid administrative leave of absence for a reasonable period of time (not to exceed 60 days unless otherwise reasonably required to resolve matters under investigation) should the Board believe it necessary for any reason, including, but not limited to confirm that reasonable grounds exist for a termination for Cause, for example, pending the outcome of any internal or other investigation or any criminal charges.  During this leave, the Company may bar Executive’s access to the Company’s or any affiliate’s offices or facilities or may provide Executive with access subject to terms and conditions as the Company chooses to impose.  The Company’s decision to place Executive on a paid leave of absence will not constitute grounds for Executive to terminate his employment for Good Reason and receive any severance payments or benefits pursuant to Section 7(e).
(h)            Compliance with Code Section 409A.
(i)            Capitalized terms in this Section 7(h) not otherwise defined in this Agreement shall have the meaning assigned to them in the Code and the rules and regulations promulgated thereunder.
(ii)            This Agreement is intended to comply with Section 409A of the Code and shall be construed and operated accordingly. The Company may amend this Agreement at any time to the extent necessary to comply with Section 409A. The Executive shall perform any act, or refrain from performing any act, as reasonably requested by the Company to comply with any correction procedure promulgated pursuant to Section 409A.
(iii)            To the extent required to avoid the imposition of penalties or interest under Section 409A, any payment or benefit to be paid or provided on account of the Executive’s Separation from Service within the meaning of Section 409A if the Executive is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code) that would be paid or provided prior to the first day of the seventh month following the Executive’s Separation from Service shall be paid or provided on the first day of the seventh month following the Eligible Individual’s Separation from Service or, if earlier, the date of the Executive’s death. Further, if required to avoid imposition of penalties or interest under 409A, the amounts payable under this Agreement and subject to 409A(a)(2)(B)(i) may not be paid before the later of (1) 18 months following the date of this Agreement, or (2) six months following the payment event.

(iv)            Each payment to be made under this Agreement is a separately identifiable or designated amount for purposes of Section 409A.
(i)            Mitigation/Offset. The Executive is under no obligation to seek other Employment or to otherwise mitigate the obligations of the Company under this Agreement, and the Company may not offset against amounts or benefits due Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by Executive after such termination.
8.            Other Obligations.
(a)            Ownership of Work, Materials and Documents. The Executive will disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, which the parties acknowledge are owned by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights) to the Company or its nominee without further compensation, including all rights or benefits, including, without limitation, the right to sue and recover for past and future infringement.  Whenever requested by the Company, the Executive will execute any and all applications, assignments or other instruments which the Company deems necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect its interests. These obligations continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and are binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. Immediately upon the Company’s request at any time during or following the Term, Executive is required to return to the Company any and all Confidential and Proprietary Information (as defined hereinafter) and any other property of the Company then within Executive’s possession, custody and/or control. Failure to return this property, whether during the term of this Agreement or after its termination, is a breach of this Agreement.

(b)            Confidential and Proprietary Information. During the course of Executive’s employment, Executive will be exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, geologic and well data, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the “Confidential and Proprietary Information”).  Due to Executive’s senior position with the Company and its affiliates, Executive acknowledges that he regularly receives Confidential and Proprietary Information with respect to the Company and/or its affiliates; for the avoidance of doubt, all such information is expressly included in Confidential and Proprietary Information. Executive promises that Executive will not retain, take with Executive or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including paper, digital or other storage in any form) nor will Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly, either while the Executive is employed by the Company or following termination of his employment for any reason. Excluded from this Agreement is information that (i) is or becomes publicly known through no violation of this Agreement; (ii) is lawfully received by the Executive from any third party without restriction on disclosure or use; (iii) is required to be disclosed by law; or (iv) is expressly approved in writing by the Company for release or other use by the Executive. Executive and the Company also acknowledge that because Executive is a senior executive he will have access to information (some of which is Confidential and Proprietary Information and some of which is not), employees and knowledge about the Company that is extremely valuable to the Company and which the Company needs to protect for a period of time after Executive terminates employment. Additionally, the Parties agree that the covenants in this Section 8 are reasonable and necessary to protect the Company’s legitimate business interests. Executive and the Company agree that the foregoing restrictive covenants are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with legal counsel before entering into this Agreement.
(c)            Judicial Amendment. If the scope of any provision of this Section 8 of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then that provision will be enforced to the maximum extent permitted by law. The parties agree that, if legally permissible, the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Section 8, so that the provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, the parties agree that it will not affect the validity and enforceability of the remaining provisions of this Agreement.
(d)            Injunctive Relief, Damages and Forfeiture. Due to the nature of Executive’s position with the Company, and with full realization that a violation of this Section 8 may cause immediate and irreparable injury and damage, which is not readily measurable, and to protect the parties’ interests, the parties understand and agree that either party may also seek injunctive relief to enforce this Agreement in a court of competent jurisdiction to cease or prevent any actual or threatened violation of this Agreement.  In any action brought pursuant to this Section 8(d), the prevailing party will be entitled to an award of attorney’s fees and costs.
(e)            Survival. The provisions of this Section 8 survive the termination of this Agreement.
(f)            Cooperation; No Disparagement. So long as Executive is receiving any payments from the Company, Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company. Company will reimburse Executive for his reasonable out-of-pocket expenses that Executive incurs in connection with such cooperative efforts. Additionally, at all times after the Executive’s employment with the Company has terminated, Company (defined for these purpose only as any Company press release and the Board, the CEO and the CEO’s direct reports, and no other employees) and Executive agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees or its services.

9.            General Provisions.
(a)            Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then, if legally permissible, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
(b)            Assignment by Company. Nothing in this Agreement precludes the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon any consolidation, merger or transfer of assets and assumption, the term “Company” means any other corporation or entity, as appropriate, and this Agreement will continue in full force and effect.
(c)            Entire Agreement. This Agreement and any agreements concerning equity compensation or other benefits, embody the Parties’ complete agreement with respect to the subject matter in this Agreement and supersede any prior written or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter in this Agreement, including but not limited to any offer letter provided to or signed by Executive. This Agreement may be amended only in writing executed by the Company and Executive.
(d)            Governing Law. Because the Company is a Colorado corporation, and because it is mutually agreed that it is in the best interests of the Company and all of its employees that a uniform body of law consistently interpreted be applied to the employment agreements to which the Company is a party, this Agreement will be deemed entered into by the Company and Executive in Colorado. The law of the State of Colorado will govern the interpretation and application of all of the provisions of this Agreement.
(e)            Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:
if to the Company:	PetroShare Corp.
7200 S. Alton Way, Suite B-220
Centennial, CO 80112
Attention:  Chairman

if to Executive:	_______________________
_______________________

(f)            Non-Waiver; Construction; Counterparts. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by that party of any breach of any of the terms, covenants or conditions of this Agreement,  will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the waiver will continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver is effective unless it is in writing and signed by an authorized representative of the waiving party. This Agreement will be construed fairly as to both parties and not in favor of, or against, either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument.
(g)            Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing in this Agreement will be construed to provide any right to any other entity or individual.
(h)            Indemnification. The Company agrees to indemnify the Executive to the fullest extent provided under the Company’s Bylaws, on the same terms and conditions as indemnification is generally provided to the Company’s officers and directors, in the event that he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates; provided, however, that the Executive is not entitled to indemnification under this Section 9(h) relating to any claims, actions, suits or proceedings arising from his breach of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of March __, 2016, to be effective on the date first above written.

PETROSHARE CORP., a Colorado corporation

By:

Name:

Title:

EXECUTIVE

__________________________